UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 20, 2005

Date of report (Date of earliest event reported)

Gramercy Capital Corp.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 20, 2005, Gramercy Capital Corp. (“Gramercy”) announced its agreement (“Joint Venture Agreement”) to co-invest on a pari passu basis with SL Green Realty Corp. (“SLG”) in a to-be-formed special purpose entity that will acquire, own and operate the South Building located at One Madison Avenue, New York, New York, (the “Property”) subject to certain closing conditions.  The special purpose entity will be owned 45% by a wholly-owned subsidiary of Gramercy and 55% by a wholly-owned subsidiary of SLG.  The Joint Venture Agreement will contain a buy-sell provision that can be triggered by Gramercy in the event Gramercy and SLG are unable to agree upon a major decision that would materially impair the value of the Property.  Such major decisions involve the sale or refinancing of the Property, any extensions or modifications to the net lease with Credit Suisse First Boston, New York (“CSFB”) or any material capital expenditure.  The Joint Venture Agreement will also contain market-standard approval rights with respect to the final forms of documents relating to financing of the Property, modifications to contracts or plans with respect to additions or alterations of the Property, and any modification to the capital or operating budgets of the Property.

The Property, which comprises approximately 1.2 million square feet, is almost entirely net leased to CSFB pursuant to a lease with a 15-year remaining term.  The joint venture will acquire the Property for approximately $803 million.  The closing is scheduled for the second quarter of 2005.

SLG owns approximately 25% of Gramercy’s common stock outstanding.  In addition, SLG, through its operating partnership, SL Green Operating Partnership, L.P., holds 83 units of the 100 units authorized of Class B limited partner interests in GKK Manager, LLC, the Manager of Gramercy.

A copy of the press release announcing the agreement to acquire the Property is attached hereto as Exhibit 99 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

Press Release dated April 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2005

By:	/s/ Robert R. Foley
	Name:	Robert R. Foley
	Title:	Chief Financial Officer